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                     [LETTERHEAD OF GOLDMAN, SACHS & CO.]

                                                                   EXHIBIT 23.6

PERSONAL AND CONFIDENTIAL

February 9, 1996

Board of Directors
Federal Paper Board Company, Inc.
75 Chestnut Ridge Road
Montvale, N.J. 07645

Re: Registration Statement of International Paper Company ("IP") relating to shares of Common Stock, par value $1.00 per share, of IP being registered in connection with the merger of Federal Paper Board with and into Focus Merger Co., Inc., a wholly owned subsidiary of IP ("Focus").

Gentlemen:

  Reference is made to our opinion letter dated February 9, 1996 with respect to our opinion as to the fairness to the holders of the outstanding shares of Common Stock, par value $5.00 per share (the "Shares"), of Federal Paper Board Company, Inc. (the "Company") of the consideration to be received for Shares pursuant to the Restated and Amended Agreement and Plan of Merger, dated as of November 6, 1995, and amended as of February 8, 1996, by and among IP, Focus and the Company.

  The foregoing Opinion is for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent.

  In that regard, we hereby consent to the reference to the opinion of our Firm under the captions "Summary--The Merger--Opinions of the Financial Advisors to the FPB Board," "The Merger--Reasons for the Merger; Recommendation of the FPB Board" and "The Merger--Opinions of the Financial Advisors to the FPB Board" and to the inclusion of the foregoing opinion in the Proxy Statement/Prospectus included in the above-mentioned Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Goldman, Sachs & Co.

GOLDMAN, SACHS & CO.